Exhibit 99.1

Contact:

James R. Thomas

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL YEAR 2010

DURHAM, N.C. – March 14, 2011 – Trimeris, Inc. (NASDAQ: TRMS) today announced financial results for the fourth quarter and full year ended December 31, 2010. The Company reported net income of $20.0 million, or $0.89 per share, for the year ended December 31, 2010 compared with $12.3 million, or $0.55 per share, for the year ended December 31, 2009. The year-to-year increase in net income is primarily driven by the Company’s previously reported entry into an agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”) during the third quarter that relieved Trimeris of any obligation to repay $18.7 million of deferred marketing expenses, which increased 2010 net income by the same amount. This increase was offset, in part, by Roche’s previously reported reduction of the royalty rate from 12% to 6% for rest of world (“ROW”) sales, combined with lower ROW sales. The Company reported net income of $1.2 million, or $0.05 per share, for the fourth quarter of 2010 compared with $7.2 million, or $0.32 per share, for the fourth quarter of 2009. The quarter-to-quarter decrease was due to the receipt in the fourth quarter of 2009 of a $12 million reverse termination fee pursuant to a terminated merger agreement. Full year 2010 total worldwide sales were $88.4 million compared to $112.2 million for 2009. Total worldwide sales for the fourth quarter of 2010 were $23.0 million compared to $25.5 million for the fourth quarter of 2009.

Adjusted Net Income

The Company reported fourth quarter 2010 net income of $1.2 million, or $0.05 per share, compared with $1.7 million, or $0.08 per share, in the fourth quarter of 2009 excluding the reverse termination fee (net of taxes and other adjustments) related to a terminated merger agreement. Excluding the effect of the agreement with Roche regarding deferred marketing expenses and the previously reported Novartis litigation settlement in 2010, the full year 2010 adjusted net income was $3.7 million, or $0.16 per share, compared with $6.8 million, or $0.30 per share for the year ended December 31, 2009 (see GAAP to Non-GAAP reconciliation table below). This decrease was primarily driven by lower FUZEON sales and the reduction of the royalty rate from 12% to 6% for ROW sales.

Royalty Revenue

Royalty revenue for the quarter ended December 31, 2010 was $745,000 compared to $1.8 million for the quarter ended December 31, 2009. Royalty revenue for the year ended December 31, 2010 was $1.6 million compared to $8.1 million for the year ended December 31, 2009. This decrease for the fourth quarter and the full year was driven by lower FUZEON ROW sales and the reduced royalty rate. ROW net sales of FUZEON for the fourth quarter of 2010 were $15.2 compared to $16.5 million in the fourth quarter of 2009. Full year 2010 ROW net sales were $56.4 million compared to $73.1 million for 2009.

Collaboration Income

Collaboration income for the fourth quarter of 2010 was $2.2 million compared to $1.3 million for the fourth quarter of 2009. Full year 2010 collaboration income was $24.9 million compared to $6.8 million for 2009. The increase was primarily driven by the effect of the agreement with Roche regarding deferred marketing expenses along with the elimination of sales and marketing support in North America, offset in part by lower North American FUZEON net sales. North American FUZEON net sales for the fourth quarter of 2010 were $7.8 million compared to $9.0 million for the fourth quarter of 2009. Full year North American net sales for 2010 were $32.0 million compared to $39.1 million for 2009.

Operating Expenses

General and administrative expenses for the quarter ended December 31, 2010 were $1.8 million compared to $711,000 for the quarter ended December 31, 2009. The increase was primarily due to the severance costs for the elimination of the General Counsel position and the replacement of the CFO. In addition, legal and other expenses incurred during 2009 associated with the terminated Arigene merger were reclassified into the reverse termination fee. Full year general and administrative expenses for 2010 were $5.8 million compared to $5.5 million for 2009.

Income Taxes

The income tax provision for the quarter ended December 31, 2010 was $44,000 compared to $3.8 million for the quarter ended December 31, 2009. This decrease was a result of lower income before taxes in the fourth quarter of 2010 compared to 2009 due to reduced ROW royalty revenue as well as the reverse termination fee that incurred during 2009. The full year 2010 tax provision was $925,000 compared to $6.4 million in 2009. The decrease for the full year was a result of lower ROW royalty and collaboration income and reversal of the $18.7 million in deferred marketing expenses as a non-taxable event. In December 2008, an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, occurred, imposing a $457,000 annual limitation on the use of net operating loss carryforwards, tax credits and built-in loss items attributable to periods before the ownership change. Earnings in excess of the annual limitation are now subject to corporate income taxes.

Disagreement with Roche over FUZEON Cost of Goods Sold

In October 2010, Roche informed the Company that, in reliance on a clause in the Development and License Agreement between the Company and Roche which permits Roche to reduce its ROW royalty payments to the Company if the cost of goods sold in the ROW exceeds a certain proportion of FUZEON ROW net sales, that Roche would reduce the royalty paid to the Company from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. As previously disclosed, in April 2009, the Company notified Roche that it did not agree with the manner in which FUZEON cost of goods sold were being calculated and charged to the collaboration. Roche and the Company have been in discussions regarding this calculation since that time.

The Company has notified Roche of its objection to the timing and application of the royalty reduction clause, both under the terms of the contract and in light of its ongoing discussion related to the calculation of cost of goods sold. While the Company is considering all available options for resolution of this issue, the Company currently intends to continue working with Roche to reach agreement on the appropriate cost of goods sold for FUZEON.

The effect of Roche’s imposition of a reduced royalty rate resulted in a reduction in royalty revenue of $1.8 million for the first six months of 2010, which was recognized in the third quarter of 2010, would be significant reductions in expected royalty revenues for so long as the reduced royalty rate is in effect.

Cash Position

As of December 31, 2010, cash, cash equivalents and investment securities totaled $45.2 million compared to $48.4 million as of December 31, 2009. In 2010, the cash provided by operating activities decreased due to the following:

•	one time payments made in connection with the termination of the Arigene merger agreement, primarily taxes paid on the $12 million reverse termination fee and fees paid to the Company’s advisors.

•	decreased payments from Roche as a result of decreased FUZEON sales and Roche’s imposition of a lower royalty rate on ROW sales offset, in part, by lower selling and marketing expenses.

•	one time payments made pursuant to the settlement of the Novartis litigation.

Earnings Conference Call

The Company will not be conducting a conference call in connection with this earnings release.

About Trimeris, Inc.

Trimeris, Inc. (NASDAQ: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company has reported certain adjusted financial results. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliations between GAAP and Non-GAAP earnings for the quarters and years ended December 31, 2010 and 2009 are provided in the following table:

UNAUDITED	Quarter Ended		Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Net income- ($000) (GAAP)	$1,168	$7,241	$19,954	$12,296
Non-recurring reverse termination fee [1]	—	(8,650)	—	(8,650)
Taxes associated with the non-recurring reverse termination fee [2]	—	3,124	—	3,124
Relief of deferred marketing exp. [3] Novartis Royalty [4]	— —	— —	(18,658 2,306)	— —

Net income –($000) (Non-GAAP)	$1,168	$1,715	$3,602	$6,770

Diluted net income per share (GAAP)	$0.05	$0.32	$0.89	$0.55

Diluted net income per share (Non-GAAP)	$0.05	$0.08	$0.16	$0.30

[1]	In the fourth quarter of 2009, the Company received a non-recurring $12.0 million reverse termination in connection with the previously announced termination of its merger agreement with Arigene. Net of expenses, including legal and transaction advisors’ fees incurred during 2009, the reverse termination fee was $8.7 million.
[2]	Taxes associated with the non-recurring reverse termination fee.
[3]	On September 23, 2010 the Company and Roche entered into an agreement relieving the Company of any obligation to repay deferred marketing expenses of $18.7 million.
[4]	On September 23, 2010 the Company and Roche entered into a settlement agreement with Novartis resolving litigation relating to FUZEON. The one time adjustment was $2.3 million ($1.2 million related to royalty revenue and $1.1 million related to collaboration income) and represents the Company’s share of royalties to Novartis for the period from the fourth quarter of 2007 through the third quarter of 2010.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: we are dependent on third parties for the manufacture, sale, marketing and distribution of FUZEON; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company’s products; we are in discussions with Roche regarding the calculation of costs of goods sold and the appropriate royalty rate for ROW sales and if we are unable to resolve these matters on favorable terms, our business and our important relationship with Roche may be adversely affected; and FUZEON is based upon a novel technology, is difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 14, 2010.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Milestone revenue	$66	$66	$265	$265
Royalty revenue	745	1,821	1,569	8,072
Collaboration income [1]	2,170	1,288	24,883	6,843

Total revenue and collaboration income	2,981	3,175	26,717	15,180

Operating (income) expenses:
General and administrative	1,779	711	5,779	5,516
(Gain) on disposal of equipment	—	—	—	(23)
Non- recurring reverse termination fee, net	—	(8,650)	—	(8,650)

Total operating expenses (income)	1,779	(7,939)	5,779	(3,157)

Operating income	1,202	11,114	20,938	18,337

Other (expense) income
Interest income	10	28	71	366
Gain on investments	—	—	—	298
Interest expense	—	(65)	(130)	(257)

Total other income (expense)	10	(37)	(59)	407

Income before taxes	1,212	11,077	20,879	18,744
Income tax provision	44	3,836	925	6,448

Net income	$1,168	$7,241	$19,954	$12,296

Basic net income per share	$0.05	$0.32	$0.89	$0.55

Diluted net income per share	$0.05	$0.32	$0.89	$0.55

Weighted average shares outstanding – basic	22,320	22,320	22,320	22,303
Weighted average shares outstanding - diluted	22,320	22,320	22,320	22,303

Notes:

[1]	Collaboration income represents the Company’s share of the net operating results from the sale of FUZEON in the United States and Canada under the Company’s Development and License Agreement with F.Hoffmann-La Roche, Ltd. (“Roche”), the Company’s collaboration partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses, other costs related to the sale of FUZEON and development expenses or post marketing commitments.

In 2009, we notified Roche of our objection to the manner in which cost of goods sold for FUZEON were being calculated and entered into negotiations with Roche related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. In October 2010, Roche informed us that, in reliance on a clause in the Development and License Agreement that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the United States and Canada exceeds a certain proportion of FUZEON net sales outside the United States and Canada, Roche would reduce the Company’s royalty payment rate on sales outside the United States and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. These negotiations are ongoing today. Accordingly, we cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future. Although active discussions are ongoing, we cannot be certain when a final resolution will be reached. Depending upon the resolution of our negotiations with Roche, cost of goods sold may increase or decrease for the periods in dispute and for future periods.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

(unaudited)

	December 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$45,164	$48,440
Other current assets	3,956	2,782

Total current assets	49,120	51,222
Total other assets	8,159	9,036

Total assets	$57,279	$60,258

Liabilities and Stockholders’ Equity
Total current liabilities	$1,001	$6,017
Long term portion of deferred revenue	774	1,039
Accrued marketing costs	—	18,528
Accrued compensation – long-term	128	142

Total liabilities	1,903	25,726

Total stockholders’ equity	55,376	34,532

Total liabilities and stockholders’ equity	$57,279	$60,258

FUZEON Net Sales

(Recognized by Roche, the Company’s collaborative partner)

[$ in millions]

(unaudited)

The table below presents net FUZEON sales by quarter beginning in the first quarter of 2009:

($ millions)	2010
	Q1	Q2	Q3	Q4	Total
North America Net Sales	$7.2	$8.0	$9.0	$7.8	$32.0
ROW Net Sales	17.3	14.6	9.3	15.2	56.4

Global Net Sales	$24.4	$22.7	$18.3	$23.0	$88.4

Brazil Purchase*	$7.8	$8.0	—	$7.4	$23.2

	2009
	Q1	Q2	Q3	Q4	Total
North America Net Sales	$10.0	$9.7	$10.4	$9.0	$39.1
ROW Net Sales	17.8	19.4	19.4	16.5	73.1

Global Net Sales	$27.8	$29.1	$29.8	$25.5	$112.2

Brazil Purchase*	$7.1	$8.0	$7.8	$7.6	$30.4

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